Exhibit 3.1

THE COMPANIES LAW (2007 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

MEMORANDUM AND ARTICLES

OF

ASSOCIATION

OF

AIRMEDIA GROUP INC.

(adopted by special resolutions passed on September 27, 2007)

THE COMPANIES LAW (2007 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

AIRMEDIA GROUP INC.

(adopted by special resolutions passed on September 27, 2007)

1	The name of the Company is AirMedia Group Inc.

2	The registered office of the Company shall be at the offices of M&C Corporate Services Limited, PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, or at such other place as the Directors may from time to time decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (2004 Revision) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

5	The share capital of the Company is US$500,000.00 divided into 451,400,000 Ordinary Shares of a par value of US$0.001 each and 48,600,000 redeemable Preferred Shares of a par value of US$0.001 each of which 32,600,000 Preferred Shares are designated as Series A Preferred Shares and of which 16,000,000 Preferred Shares are designated as Series B Preferred Shares.

6	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

THE COMPANIES LAW (2007 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

AIRMEDIA GROUP INC.

(adopted by special resolutions passed on September 27, 2007)

INTERPRETATION

1	In these Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	means of a Person (the “Subject Person”) means (i) in the case of a Person other than a natural Person, any other Person that directly or indirectly controls, is controlled by or is under common control with the Subject Person and (ii) in the case of a natural Person, any other Person that directly or indirectly is controlled by the Subject Person. For purposes of this definition, “control” of a Person means (a) ownership of 50% or more of the shares in issue or other equity interests of such Person or (b) the power to direct the management or policies of a Person, whether through the ownership of more than 50% of the voting power of such Person, through the power to appoint a majority of the members of the board of directors or similar governing body of such Person, through contractual arrangements or otherwise. In the case of any Investor, the term “Affiliate” shall also include (w) any fund that is a direct or indirect shareholder of such Investor, (x) any of such fund’s direct and indirect general partners, limited partners, fund managers and funds managed by such fund’s direct and indirect fund managers, officers (including vice presidents), general partners and Affiliates thereof, (y) the spouses, lineal descendants and heirs of individuals referred to in (x) and (z) trusts controlled by or for the benefit of such individuals

“Articles”	means these articles of association of the Company.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Automatic Conversion”	has the meaning as set forth in Section 1.1(d) of Schedule A.

“Broad Cosmos”	means Broad Cosmos Enterprises Ltd, a British Virgin Islands company.

“Business Day”	means any day other than a Saturday, Sunday or other day on which commercial banks in BVI, the PRC or Hong Kong SAR are authorized or required by law or executive order to close.

“CDH”	means Global Gateway Investments Limited, a British Virgin Islands company and any Affiliate thereof who holds Shares from time to time.

“CDH Directors”	means the directors appointed by CDH pursuant to the Articles.

“CDH Shareholders”	means CDH and any of its Affiliates who hold Ordinary Share Equivalents from time to time, and “CDH Shareholder” means any of them;

“Company”	means the above named company.

“Conversion Price”	means the Series A Conversion Price or the Series B Conversion Price, as the case may be.

“Co-Sale Shares”	has the meaning specified in Section 2.4 of Schedule A.

“Co-Sale Period”	has the meaning specified in Section 2.4 of Schedule A.

“Directors”	means the directors for the time being of the Company.

“Dividend”	includes an interim dividend.

“Electronic Record”	has the same meaning as in the Electronic Transactions Law (2003 Revision).

“Eligible Person”	means individuals, corporations, trusts, the estates of deceased individuals, partnerships and unincorporated associations of persons.

“Existing Shareholder Entity”	has the meaning specified in Section 2.7 of Schedule A.

“Founder Directors”	has the meaning specified in Article 87.

“Founder”	means Guo Man a citizen of the PRC.

“Group Companies”	means the Company, the PRC Companies, the PRC Holdco and any other Person that the Company, any PRC Company or the PRC Holdco may directly or indirectly hold an interest or control through contractual arrangements, and “Group Company” means any of them.

“Holders of Ordinary Shares”	means Guo Man, Xu Qing and Zhang Xiaoya, each a citizen of the PRC.

“Issue Price”	means the Series A Issue Price or the Series B Issue Price, as the case may be.

“Investor Offered Shares”	has the meaning specified in Section 2.5 of Schedule A.

“Investors”	means CDH, OZ and SIG and “Investor” means any of them.

“Investor Shareholders”	means CDH, OZ and SIG, together with any transferee receiving Preferred Shares from any Investor in a transaction undertaken in compliance with Section 2.5 of Schedule A, and “Investor Shareholder” means any of them.

“Investor Transfer Notice”	has the meaning specified in Section 2.5 of Schedule A.

“IPO”	means an initial public offering and listing on a stock exchange by the Company of its Ordinary Shares.

“IPO Price”	has the meaning specified in Section 1.1(g) of Schedule A.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company.

“New Securities”	has the meaning specified in Section 1.1(i) of Schedule A.

“Offered Shares”	has the meaning specified in Section 2.2 of Schedule A.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Ordinary Share Equivalents”	means any security or obligation which is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for Ordinary Shares, including, without limitation the Series A Convertible Shares, the Series B Convertible Shares, and any option, warrant or other subscription or purchase right with respect to Ordinary Shares or any Ordinary Share Equivalent.

“OZ”	means each of the OZ Master Fund, Ltd., OZ Asia Master Fund, Ltd., OZ Global Special Investments Master Fund, L.P. and/or any of their respective designees or Affiliates.

“Participation Rights Holder”	has the meaning specified in Section 1.1(i) of Schedule A.

“Permitted Transferee”	has the meaning specified in Section 2.1 of Schedule A.

“PRC”	means the People’s Republic of China, excluding Hong Kong, Taiwan and Macau.

“PRC Companies”	means each of Shenzhen Air Media Technology Co Ltd, Beijing Air Media Advertising Co Ltd, Air Media Technology (Beijing) Co Ltd, Beijing Shengshi United Advertising Co Ltd., Beijing Air Media UC Advertising Co Ltd, AirTV United Media & Culture Co Ltd and any PRC company to be formed by the Group Companies or Holders of Ordinary Shares or their affiliates under the Business Scope of the Company.

“PRC Holdco”	means each of Shenzhen Air Media Technology Co Ltd and Air Media Technology (Beijing) Co Ltd.

“Preference Amount”	means the Series A Preference Amount and the Series B Preference Amount, as the case may be.

“Preferred Share”	means the Series A Preferred Shares and the Series B Preferred Shares.

“Pro Rata Share”	has the meaning specified in Section 1.1(i) of Schedule A.

“Purchase Agreement”	means the Series B Convertible Preferred Share Purchase Agreement, dated 26 April 2007 by and among the Company, OZ, SIG, the Founder and the other parties named therein.

“Purchase Notice”	has the meaning specified in Section 2.5 of Schedule A.

“Qualified Public Offering”	means a firm commitment underwritten initial public offering and listing on an internationally recognized stock exchange, including without limitation NYSE and Nasdaq, by the Company of its Ordinary Shares representing at least 15% of the Ordinary Shares (on a fully diluted basis immediately prior to such initial public offering) at a price per share implying a pre-money valuation of the Company of at least US$100 million.

“Redemption Date”	has the meaning specified in Section 1.3 of Schedule A.

“Redemption Notice”	has the meaning specified in Section 1.3 of Schedule A.

“Redemption Price”	means the Series A Redemption Price or the Series B Redemption Price, as the case may be.

“Redemption Start Date”	has the meaning specified in Section 1.3 of Schedule A.

“Register of Members”	means the register maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate Register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Right of Participation”	has the meaning specified in Section 1.1(i) of Schedule A.

“Sale Transaction”	means any sale, conveyance or disposition of all or substantially all of the assets of the Company or any other Group Company or any consolidation, merger or other business combination of the Company or any other Group Company with or into any other company or companies in which the existing, shareholders or equity interest holders of the Company or such other Group Company, immediately prior to the consummation of such consolidation, merger or business combination, do not retain a majority of the voting power in the surviving company.

“Schedule A”	means Schedule A to these Articles

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Securities Act”	means the United States Securities Act of 1933, as amended.

“Selling Shareholder”	has the meaning specified in Section 2.2. of Schedule A.

“Series A Conversion Price”	means US$0.31914893617 per Series A Preferred Share, subject to adjustment from time to time as provided herein.

“Series A Issue Price”	means US$0.31914893617 per Series A Preferred Share.

“Series A Majority Holders”	has the meaning specified in Section 1.3 of Schedule A.

“Series A Preference Amount”	has the meaning specified in Section 1.1 of Schedule A.

“Series A Preferred Shares”	means the Series A Redeemable Convertible Preferred Shares, par value US$0.001 each, in the capital of the Company.

“Series A Redemption Price”	has the meaning specified in Section 1.3 of Schedule A.

“Series B Conversion Price”	means US$2.50 per Series B Preferred Share, subject to adjustment from time to time as provided herein.

“Series B Issue Price”	means US$2.50 per Series B Preferred Share.

“Series B Investment Amount”	means US$40 million payable in United States dollars.

“Series B Original Issue Date”	means the Closing Date set forth in the Purchase Agreement.

“Series B Preference Amount”	has the meaning specified in Section 1.1 of Schedule A.

“Series B Preferred Shares”	means the Series B Redeemable Convertible Preferred Shares, par value US$0.001 each, in the capital of the Company.

“Series B Redemption Holders”	has the meaning specified in Section 1.3 of Schedule A.

“Series B Redemption Price”	has the meaning specified in Section 1.3 of Schedule A.

“Series A Preferred Shares”	means the Series A Redeemable Convertible Preferred Shares, par value US$0.001 each, in the capital of the Company.

“Share” and “Shares”	means a share or shares in the Company including Ordinary Shares and Series A Preferred Shares and includes a fraction of a share.

“Shareholders’ Agreement”	means the Shareholders’ Agreement of the Company, dated June 7 2007, by and among the Company, the Group Companies, Holders of Ordinary Shares, CDH, OZ, SIG and the other parties named therein.

“SIG”	means Billion Effort Management Limited, Embleton Investment Holdings Limited, Megastar Capital Holdings Limited, PCM Direct Capital Fund and SIG China Investments One, Ltd. and/or any of their respective designees or Affiliates, collectively.

“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution.

“Statute”	means the Companies Law (2007 Revision) of the Cayman Islands.

“Transfer”	has the meaning specified in Section 2.1 of Schedule A.

“Transfer Notice”	has the meaning specified in Section 2.2. of Schedule A.

2	In the Articles:

2.1	words importing the singular number include the plural number and vice versa;

2.2	words importing the masculine gender include the feminine gender;

2.3	words importing persons include corporations;

2.4	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

2.5	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

2.6	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

2.7	headings are inserted for reference only and shall be ignored in construing these Articles; and

2.8	in these Articles Section 8 of the Electronic Transactions Law (2003 Revision) shall not apply.

PRIORITY OF THE PROVISIONS SET OUT IN SCHEDULE A

3	ALL PROVISIONS SET OUT IN THE MAIN BODY OF THESE ARTICLES SHALL BE SUBJECT TO THE TERMS SET OUT IN SCHEDULE A HERETO, WHICH PROVIDE FURTHER DETAILS ON THE RIGHTS AGREED WITH HOLDERS OF PREFERRED SHARES AS DEFINED IN SCHEDULE A. IN THE EVENT OF ANY DIFFERENCE BETWEEN THE PROVISIONS SET OUT IN THE MAIN BODY OF THESE ARTICLES AND THE PROVISIONS SET OUT IN SCHEDULE A, THE TERMS OF SCHEDULE A SHALL PREVAIL

COMMENCEMENT OF BUSINESS

4	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit.

5	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

ISSUE OF SHARES

6	Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and Schedule A and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper.

7	The Company shall not issue Shares to bearer.

REGISTER OF MEMBERS

8	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

9	For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days. If the Register of Members shall be closed for the purpose of determining Members entitled to notice of, or to vote at, a meeting of Members the Register of Members shall be closed for at least ten days immediately preceding the meeting.

10	In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or in order to make a determination of Members for any other purpose.

11	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such Dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

CERTIFICATES FOR SHARES

12	A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to these Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

13	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

14	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

TRANSFER OF SHARES & RESTRICTIONS ON TRANSFER

15	Subject to Schedule A, Shares are transferable subject to the consent of the Directors who may, in their absolute discretion, decline to register any transfer of Shares without giving any reason. If the Directors refuse to register a transfer they shall notify the transferee within two months of such refusal.

16	Subject to Schedule A, the instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

REDEMPTION AND REPURCHASE OF SHARES

17	Subject to the provisions of the Statute the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner as the Company may, by Special Resolution, determine before the issue of the Shares.

18	Subject to the provisions of the Statute, the Company may purchase its own Shares (including any redeemable Shares) provided that the Members shall have approved the manner of purchase by Ordinary Resolution.

19	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

VARIATION OF RIGHTS OF SHARES

20	If at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of three-quarters of the issued Shares of that class, or with the sanction of a Special Resolution passed at a general meeting of the holders of the Shares of that class.

21	The provisions of these Articles relating to general meetings shall apply to every class meeting of the holders of one class of Shares except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

22	The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

23	The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares of the Company. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

NON RECOGNITION OF TRUSTS

24	The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

25	The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

26	The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been given to the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

27	To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under these Articles.

28	The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any residue shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

CALL ON SHARES

29	Subject to the terms of the allotment the Directors may from time to time make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

30	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

31	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

32	If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine, but the Directors may waive payment of the interest wholly or in part.

33	An amount payable in respect of a Share on allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.

34	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

35	The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

36	No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend declared in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

FORFEITURE OF SHARES

37	If a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days notice requiring payment of the amount unpaid together with any interest, which may have accrued. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

38	If the notice is not complied with any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends or other monies declared payable in respect of the forfeited Share and not paid before the forfeiture.

39	A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

40	A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

41	A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the fact as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

42	The provisions of these Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

TRANSMISSION OF SHARES

43	If a Member dies the survivor or survivors where he was a joint holder, and his legal personal representatives where he was a sole holder, shall be the only persons recognised by the Company as having any title to his interest. The estate of a deceased Member is not thereby released from any liability in respect of any Share, which had been jointly held by him.

44	Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the holder of the Share or to have some person nominated by him as the transferee. If he elects to become the holder he shall give notice to the Company to that effect, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by that Member before his death or bankruptcy, as the case may be.

45	If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

46	A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same Dividends and other advantages to which he would be entitled if he were the registered holder of the Share. However, he shall not, before being registered as a Member in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the Share. If the notice is not complied with within ninety days the Directors may thereafter withhold payment of all Dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND ALTERATION OF CAPITAL

47	Subject to the provisions set out in Schedule A, the Company may by Ordinary Resolution:

47.1	increase the share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

47.2	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

47.3	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

47.4	cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person.

48	All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

49	Subject to the provisions of the Statute and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution and the provisions of Schedule A, the Company may by Special Resolution:

49.1	change its name;

49.2	alter or add to these Articles;

49.3	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

49.4	reduce its share capital and any capital redemption reserve fund.

REGISTERED OFFICE

50	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office.

GENERAL MEETINGS

51	All general meetings other than annual general meetings shall be called extraordinary general meetings.

52	The Company shall, if required by the Statute, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

53	The Company may hold an annual general meeting, but shall not (unless required by Statute) be obliged to hold an annual general meeting.

54	The Directors may call general meetings, and they shall on a Members requisition forthwith proceed to convene an extraordinary general meeting of the Company.

55	A Members requisition is a requisition of Members of the Company holding at the date of deposit of the requisition not less than thirty per cent. in par value of the capital of the Company which as at that date carries the right of voting at general meetings of the Company.

56	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

57	If the Directors do not within twenty-one days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said twenty-one days.

58	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

59	At least seven days’ notice shall be given of any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

59.1	in the case of an annual general meeting, by all the Members (or their proxies) entitled to attend and vote thereat; and

59.2	in the case of an extraordinary general meeting, by a majority in number of the Members (or their proxies) having a right to attend and vote at the meeting, being a majority together holding not less than ninety five per cent. in par value of the Shares giving that right.

60	The accidental omission to give notice of a general meeting to, or the non receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings of that meeting.

PROCEEDINGS AT GENERAL MEETINGS

61	No business shall be transacted at any general meeting unless a quorum is present. A meeting of Members is duly constituted if, at the commencement of the meeting, there are present in person or by proxy (i) not less than 50 per cent of the votes of the Shares or class or series of Shares entitled to vote at a general meeting and (ii) at least a majority of the then outstanding Series A Preferred Shares and at least seventy five percent (75%) of the then outstanding Series B Preferred Shares unless the Company has only one Member entitled to vote at such general meeting in which case the quorum shall be that one Member present in person or by proxy or (in the case of a corporation or other non-natural person) by a duly authorised representative or proxy.

62	If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved; in any other case it shall stand adjourned to the next Business Day at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy (i) not less than one third of the votes of the Shares or each class or series of Shares entitled to vote on the matters to be considered by the meeting, and (ii) at least a majority of the votes of the Series A Preferred Shares and at least seventy five percent (75%) of the votes of the Series B Preferred Shares, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

63	A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

64	Subject to Section 1.1(h) of Schedule A, an action that may be taken by the Members at a meeting may also be taken by a resolution of Members consented to in writing, without the need for any notice, but if any resolutions is adopted otherwise than by the written consent of Members holding at least 90% of all outstanding shares (calculated on an as-converted basis), a copy of such resolution shall forthwith be sent to all Members not consenting to such resolution. In the event any holders of Preferred Shares are entitled to a separate class vote, whether by the Memorandum, these Articles or by contract with the Company, if any resolution of any holders of Preferred Shares is adopted by the holders of less than all of the applicable outstanding class of Preferred Shares a copy of such resolution shall forthwith be sent to all holders of such class of Preferred Shares not consenting to such resolution. The consent may be in the form of counterparts, each counterpart being signed by one or more Members. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the earliest date upon which Eligible Persons holding a sufficient number of votes of Shares to constitute a resolution of Members have consented to the resolution by signed counterparts.

65	The chairman, if any, of the board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

66	If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the Members present shall choose one of their number to be chairman of the meeting.

67	The chairman may, with the consent of a meeting at which a quorum is present, (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice.

68	A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the chairman demands a poll, or any other Member or Members collectively present in person or by proxy and holding at least ten per cent. in par value of the Shares giving a right to attend and vote at the meeting demand a poll.

69	Unless a poll is duly demanded a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

70	The demand for a poll may be withdrawn.

71	Except on a poll demanded on the election of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

72	A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

73	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman shall be entitled to a second or casting vote.

VOTES OF MEMBERS

74	Subject to any rights or restrictions attached to any Shares, on a show of hands every Member who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorised representative or proxy, shall have one vote and on a poll every Member shall have one vote for every Share of which he is the holder.

75	In the case of joint holders of record the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

76	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

77	No person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class of Shares unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

78	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

79	On a poll or on a show of hands votes may be cast either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands.

80	A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting.

PROXIES

81	The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorised for that purpose. A proxy need not be a Member of the Company.

82	The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company:

82.1	not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote; or

82.2	in the case of a poll taken more than 48 hours after it is demanded, be deposited as aforesaid after the poll has been demanded and not less than 24 hours before the time appointed for the taking of the poll; or

82.3	where the poll is not taken forthwith but is taken not more than 48 hours after it was demanded be delivered at the meeting at which the poll was demanded to the chairman or to the secretary or to any director;

provided that the Directors may in the notice convening the meeting, or in an instrument of proxy sent out by the Company, direct that the instrument appointing a proxy may be deposited (no later than the time for holding the meeting or adjourned meeting) at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company. The chairman may in any event at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

83	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

84	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

CORPORATE MEMBERS

85	Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

SHARES THAT MAY NOT BE VOTED

86	Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

DIRECTORS

87	The Board of Directors shall consist of no less than five (5) members, which number of members shall not be changed except pursuant to an amendment to these Articles. The holders of Ordinary Shares shall be entitled to exclusively vote on a resolution of members to appoint and remove two (2) directors (the “Founder Directors”) so long as they hold in the aggregate Ordinary Share Equivalents that are at least equal to fifteen percent (15%) of the issued Ordinary Shares, and thereafter they shall have the right to appoint and remove one (1) director. For so long as the CDH Shareholders hold in the aggregate Ordinary Share Equivalents that are at least equal to fifteen percent (15%) of the issued Ordinary Shares (determined on an as converted basis), the CDH Shareholders shall have the right to appoint and remove two (2) directors (the “CDH Directors”), and thereafter the CDH Shareholders shall have the right to appoint and remove one (1) director. One director shall be a member of the management of the Group Companies, which member shall be reasonably satisfactory to the Holders of Ordinary Shares and the holders of at least a majority in interest of all Series A Preferred Shares. The remaining Directors shall be appointed by the Board or by the Members through Ordinary Resolutions. Any appointment removal and/or replacement of a director shall be effective upon a relevant resolution being passed by the Members entitled to exclusively vote for the appointment, removal or replacement of the director. Each director shall serve indefinitely until his earlier death, resignation or removal by the party appointing him pursuant to this Article 87.

88	For so long as the OZ Shareholders or the SIG Shareholders, respectively, hold in the aggregate Ordinary Share Equivalents that are at least equal to fifty percent (50%) of the equity interests in the Company acquired by the OZ Shareholders or the SIG Shareholders, as the case may be, on the Series B Original Issue Date (determined on an as converted basis), one (1) individual designated by the OZ Shareholders and/or the SIG Shareholders, as the case may be (each, an “Observer”), shall be entitled to attend, but not to vote at, all meetings of the Board and all committees thereof (whether in person, telephonic or other) in a non-voting, observer capacity and the Company shall provide to such representatives, concurrently with the members of the Board, and in the same manner, notice of all such meetings and a copy of all materials provided to the members of the Board; provided, however, that Observers shall not be considered in calculating the quorum requirements.

89	A director may be removed from office only by the party appointing him pursuant to Article 87 above. Any Members removing a director shall be responsible for the removal and shall indemnify the Company against any claim by such director for unfair or wrongful dismissal or other compensation arising out of such removal.

90	A director may resign his office by giving written notice of his resignation to the Company and the resignation has effect from the date the notice is received by the Company or from such later date as may be specified in the notice. A director shall resign forthwith as a director if he is, or becomes, disqualified from acting as a director under the Statute.

91	Any vacancy created by a resigning director shall be filled by the party appointing the resigning director pursuant to Article 87 above.

POWERS OF DIRECTORS

92	Subject to the provisions of the Statute, the Memorandum, the Articles and to Schedule A, and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

93	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

94	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

95	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

APPOINTMENT AND REMOVAL OF DIRECTORS

96	The Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

97	The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

VACATION OF OFFICE OF DIRECTOR

98	The office of a Director shall be vacated if:

98.1	he gives notice in writing to the Company that he resigns the office of Director; or

98.2	if he absents himself (without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office; or

98.3	if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

98.4	if he is found to be or becomes of unsound mind; or

98.5	if all the other Directors of the Company (being not less than two in number) resolve that he should be removed as a Director.

PROCEEDINGS OF DIRECTORS

99	A meeting of directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate (i) not less than one-half of the total number of directors, (ii) a CDH Director and (iii) a Founder Director. If within one hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the Directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy (i) not less than one half of the total number of Directors, (ii) the CDH Director and (iii) the Founder Director those present shall constitute a quorum but otherwise the meeting shall be dissolved. If the Company has only one director the provisions herein contained for meetings of directors do not apply and such sole director has full power to represent and act for the Company in all matters as are not by the Statute, the Memorandum or the Articles required to be exercised by the Members.

100	Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote. A Director who is also an alternate Director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote.

101	A person may participate in a meeting of the Directors or committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting.

102	A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of Directors (an alternate Director being entitled to sign such a resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

103	A Director or alternate Director may, or other officer of the Company on the requisition of a Director or alternate Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held.

104	The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

105	The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

106	All acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be.

107	A Director but not an alternate Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

PRESUMPTION OF ASSENT

108	A Director of the Company who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

DIRECTORS’ INTERESTS

109	A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

110	A Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

111	A Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

112	No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

113	A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

MINUTES

114	The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of Directors including the names of the Directors or alternate Directors present at each meeting.

DELEGATION OF DIRECTORS’ POWERS

115	The Directors may delegate any of their powers to any committee consisting of one or more Directors. They may also delegate to any managing director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by him provided that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if he ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

116	The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees or local boards. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

117	The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

118	The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

119	Subject to Schedule A, the Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer may be removed by resolution of the Directors or Members.

120	Without prejudice to the freedom of the Directors to establish any other committee, the Board shall establish and maintain an Audit Committee and a Compensation Committee, each of which shall consist of at least three (3) Directors, one (1) of which shall be a CDH Director. The quorum necessary for the transaction of the business of the Audit Committee and the Compensation Committee shall be three (3) members, at least one (1) of which shall be the CDH Director. All decisions of the Audit Committee and the Compensation Committee shall require the unanimous written approval of all members of the Audit Committee. The primary responsibilities of the Compensation Committee shall be to manage the compensation affairs of the Company, including implementing salary and equity guidelines for the Company, approving compensation packages, severance agreements and employment agreements for all senior managers as well as administering the Company’s employee equity incentive plans. The primary responsibilities of the Audit Committee shall include the following:-

(a)	to recommend annually to the Board the appointment of the independent auditors of the Company, discuss and review in advance the scope and the fees of the annual audit and review the results thereof with the independent auditors, review and approve non-audit services of the independent auditors, review compliance with existing major accounting and financial reporting policies of the Company, review the adequacy of the financial organization of the Company, and review management’s procedures and policies relating to the adequacy of the Company’s internal accounting controls and compliance with applicable laws relating to accounting practices;

(b)	to review potential conflict of interests involving any affiliate of the Company that is not wholly-owned or any director, officer or controlling shareholders of the affiliate or the Company;

(c)	to oversee that management has established and maintained adequate processes to assure compliance by the Company with all applicable laws, regulations, disclosure requirements and corporate policies; and

(d)	other responsibilities delegated by the Board from time to time.

ALTERNATE DIRECTORS

121	Any Director (other than an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

122	An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, and generally to perform all the functions of his appointor as a Director in his absence.

123	An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

124	Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

125	An alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

NO MINIMUM SHAREHOLDING

126	The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

REMUNERATION OF DIRECTORS

127	The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

128	The Directors may by resolution approve additional remuneration to any Director for any services other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

SEAL

129	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer or other person appointed by the Directors for the purpose.

130	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

131	A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the

Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

132	Subject to the Statute, this Article and Schedule A, the Directors may declare Dividends and distributions on Shares in issue and authorise payment of the Dividends or distributions out of the funds of the Company lawfully available therefor. No Dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

133	Except as otherwise provided by the rights attached to Shares, all Dividends shall be declared and paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

134	The Directors may deduct from any Dividend or distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

135	The Directors may declare that any Dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

136	Any Dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, bonuses, or other monies payable in respect of the Share held by them as joint holders.

137	No Dividend or distribution shall bear interest against the Company.

138

Any Dividend which cannot be paid to a Member and/or which remains unclaimed after six months from the date of declaration of such Dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend shall remain as a debt due to the Member. Any Dividend which remains unclaimed after a period of six years from the date of declaration of such Dividend shall be forfeited and shall revert to the Company.

CAPITALISATION

139	The Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of Dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

140	The Directors shall cause proper books of account to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

141	The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

142	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

143	The Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors, and may fix his or their remuneration.

144	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

145	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

NOTICES

146	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Any notice, if posted from one country to another, is to be sent airmail.

147	Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

148	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

149	Notice of every general meeting shall be given in any manner hereinbefore authorised to every person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

WINDING UP

150	If the Company shall be wound up, and the assets available for distribution amongst the Members shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them. If in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise. This Article is without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

151	If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

INDEMNITY

152	Every Director, agent or officer of the Company shall be indemnified out of the assets of the Company against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own actual fraud or wilful default. No such Director, agent or officer shall be liable to the Company for any loss or damage in carrying out his functions unless that liability arises through the actual fraud or wilful default of such Director, agent or officer. References in this Article to actual fraud or wilful default mean a finding to such effect by a competent court in relation to the conduct of the relevant party.

FINANCIAL YEAR

153	Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

TRANSFER BY WAY OF CONTINUATION

154	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

Schedule A

1	DESIGNATIONS, POWERS, PREFERENCES, ETC. OF SHARES

1.1	PREFERRED SHARES

The Preferred Shares shall, with respect to (i) dividends, distributions and other payments upon (A) a dissolution, liquidation or winding up of the Company (including a Sale Transaction), (ii) a redemption payment, (iii) dividends and (iv) all other rights and preferences, except as specifically provided in the Articles or Shareholders’ Agreement rank (1) senior to all classes of Ordinary Shares of the Company and to each other class of share capital of the Company or series of preferred shares of the Company hereafter created the terms of which do not provide that it ranks senior to, or on a parity with, the Preferred Shares and (2) on a parity with each other and with each series of preferred shares of the Company hereafter created the terms of which provide that such class or series will rank on a parity with the Preferred Shares as to dividends and distributions upon dissolution, liquidation, or winding-up (including a Sale Transaction).

The Preferred Shares shall have the following rights:

(a)	Dividends.

(1)	If the Company declares and pays any dividends on the Ordinary Shares, then, in that event, holders of Preferred Shares shall be entitled to share in such dividends on a pro rata basis, as if their shares have been converted into Ordinary Shares pursuant to these Articles immediately prior to the record date for determining the Shareholders of the Company eligible to receive such dividends.

(2)	Notwithstanding anything above to the contrary, the Company may elect to declare a special dividend immediately prior to the IPO (a “Special Dividend”). The Special Dividend shall be declared only in the event that (i) an unqualified, consolidated audited financial report with respect to the Company for the most recently completed fiscal year shall have been provided by one of the Big Four auditing firms, (ii) the holders of Preferred Shares shall have received a legal opinion from the Company’s counsel in the PRC with respect to the compliance of the Company and all Group Companies with all applicable law of the PRC, dated as of the date on which the Special Dividend is declared, in form and substance reasonably satisfactory to the holders of at least a majority of then outstanding Series A Preferred Shares and the holders of at least seventy five percent (75%) of the Series B Preferred Shares, and (iii) all necessary regulatory approvals have been duly obtained. Each of the holders of Shares shall be entitled to a portion of Special Dividend based on its relative shareholding in the Company.

(b)	Liquidation Preference.

(1)	In the event of (A) any liquidation, dissolution or winding up of the Company, either voluntary or involuntary or (B) a Sale Transaction (unless a majority of the holders in interest of all of the then outstanding Series A Preferred Shares and the holders of at least seventy five percent (75%) of the then outstanding Series B Preferred Shares determine not to treat such transaction as a Sale Transaction):

(i)	the holders of the Preferred Shares shall be entitled to receive, on a pari passu basis, prior to any distribution to the holders of the Ordinary Shares or any other class or series of Shares, an amount per Preferred Share equal to the applicable Issue Price plus all accrued or declared but unpaid dividends thereon (the “Preference Amount”); provided, that (i) if the total amount of funds and assets of the Company legally available for distribution to shareholders (or funds and assets distributable to shareholders in the event of a Sale Transaction) is no less than US$90,000,000 and no greater than US$122,000,000, the Preference Amount payable to the holders of the Series A Preferred Shares shall equal US$0.64 per Series A Preferred Share (subject to adjustment for stock splits, dividends, combinations, reclassifications and other events affecting the Series A Preferred Shares), and (ii) if the total amount of funds and assets of the Company legally available for distribution to shareholders (or funds and assets distributable to shareholders in the event of a Sale Transaction) is no less than US$360,000,000 and no greater than US$640,000,000, the Preference Amount payable to the holders of the Series B Preferred Shares shall equal US$5.00 per Series B Preferred Share (subject to adjustment for stock splits, dividends, combinations, reclassifications and other events affecting the Series B Preferred Shares). If upon such liquidation, dissolution or winding up of the Company, the assets available to be distributed among the holders of Preferred Shares shall be insufficient to permit the payment in full of the Preference Amount each such holder is entitled to, the entire assets of the Company to be distributed shall be distributed ratably among the holders of the Preferred Shares pro rata with respect to the Preference Amount each such holder is entitled to receive hereunder; and

(ii)

after the distribution of the aforementioned Preference Amount, any remaining funds or assets of the Company legally available for distribution to shareholders shall be distributed pro rata among the holders of the Preferred Shares (on an as-converted basis) together with the holders of the Ordinary Shares; provided, that (i) if the total amount of funds and assets of the Company legally available for distribution to shareholders (or funds and assets distributable to shareholders in the event of a Sale Transaction) is no less than US$90,000,000 and no greater than US$122,000,000, the Series A Preferred Shares shall not receive any portion of any remaining funds or assets of the Company (or funds and assets distributable to shareholders in the event of a Sale Transaction) following distribution in full of the Preference Amounts, and (ii) if the total amount of funds and assets of the Company legally available for distribution to shareholders is no less than US$360,000,000 and no greater than US$640,000,000, the Series B Preferred Shares shall not receive any portion of any remaining funds or assets of the Company (or funds and assets distributable to shareholders in the event of a Sale Transaction) following distribution in full of the Preference Amount.

Notwithstanding the foregoing, however, the Preference Amount will not be paid if, upon (i) liquidation, dissolution or winding up of the Company or (ii) a Sale Transaction, (A) with respect to the holders of Series A Preferred Shares, if the total amount of funds and assets of the Company legally available for distribution to shareholders is greater than US$122,000,000 and (B) with respect to the holders of Series B Preferred Shares, if the total amount of funds and assets of the Company legally available for distribution to shareholders is greater than US$640,000,000. In the event any of the conditions set forth in clauses (A) and/or (B) above have been met, the holders of Series A Preferred Shares and/or the holders of Series B Preferred Shares, as the case may be, will instead share ratably with the Ordinary Shares on an as-converted basis in the assets of the Company available for distribution or otherwise distributed to holders of Ordinary Shares pursuant to a Sale Transaction.

(2)	Notwithstanding any other provision of this Section 1.1(b), the Company may at any time, out of funds legally available therefor, and subject to applicable law repurchase Ordinary Shares of the Company issued to or held by employees, officers or consultants of the Company or its subsidiaries upon termination of their employment or services, pursuant to any bona fide agreement providing for such right of repurchase, whether or not dividends on the Preferred Shares shall have been declared.

(3)	In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company or Sale Transaction, the value of the assets to be distributed to the holder of Preferred Shares and Ordinary Shares shall be the fair market value, as determined in good faith by the liquidator (or, in the case of any proposed distribution in connection with a Sale Transaction as determined in good faith by the Board, which shall include the affirmative vote of a CDH Director). Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(i)	If traded on a securities exchange or market, the value shall be deemed to be the average of the security’s closing prices on such exchange or market over the thirty (30) day period ending one (1) day prior to the distribution;

(ii)	If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(iii)	If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the liquidator (or, in the case of any proposed distribution in connection with a Sale Transaction as determined in good faith by the Board, which shall include the affirmative vote of a CDH Director).

(4)

The method of valuation of securities subject to restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in paragraphs (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the liquidator (or, in the case of any proposed distribution in connection with a Sale Transaction as determined in good faith by the Board,, which shall include the affirmative vote of a CDH Director).

(c)	Conversion Rights. Unless converted earlier pursuant to Section 1.1(d) below, each holder of Series A Preferred Shares shall have the right, at such holder’s sole discretion, to convert at any time and from time to time all or any portion of the Series A Preferred Shares held by it into Ordinary Shares. The Series B Preferred Shares may not be optionally converted unless the Company gives its prior written consent for such optional conversion. Each Series A Preferred Share, and, if consented to by the Company in writing, each Series B Preferred Share, shall be convertible into such number of Ordinary Shares as is determined by dividing the applicable Issue Price by the applicable Conversion Price in effect at the time of conversion. The initial conversion ratio shall be on a one for one basis, subject to any applicable anti-dilution adjustments set out in the Articles.

(d)	Automatic Conversion. The Series A Preferred Shares shall automatically be converted into Ordinary Shares, at the then applicable Series A Conversion Price, upon the closing of a Qualified Public Offering. The Series B Preferred Shares shall automatically be converted into Ordinary Shares, at the Series B Conversion Price determined pursuant to Section 1.1(g)(9) below, upon the earlier of (i) the closing of an IPO and (ii) the three (3) year anniversary of the Series B Original Issue Date. In the event of the automatic conversion of the Series A Preferred Shares upon a Qualified Public Offering or the automatic conversion of the Series B Preferred Shares upon an IPO, as aforesaid, the person(s) entitled to receive the Ordinary Shares issuable upon such conversion of Series A Preferred Shares or Series B Preferred Shares shall not be deemed to have converted such Preferred Shares until immediately prior to the closing of such Qualified Public Offering or IPO, as the case may be.

(e)

Mechanics of Conversion. No fractional Ordinary Share shall be issued upon conversion of the Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then relevant effective Conversion Price. Before any holder of Preferred Shares shall be entitled to convert the same into Ordinary Shares (other than pursuant to Section 1.1(d) above) and to receive certificates therefor, he shall surrender the certificate or certificates for the Preferred Shares, duly endorsed, at the office of the Company where the register of members of the Company is maintained or of any transfer agent and shall give written notice to the Company at such office that he elects to convert the same. The Company shall, as soon as practicable thereafter but in any event no later than five (5) Business Days thereafter, issue and deliver at such office to such holder of Preferred Shares a certificate or certificates for the number of Ordinary Shares to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional Ordinary Shares. Other than pursuant to Section 1.1(d) above, such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates of Preferred Shares to be converted (the “Conversion Date”), and the Person or Persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares on the Conversion Date. The directors may effect conversion in any manner permitted by law including, without prejudice to the generality of the foregoing, repurchasing or redeeming the relevant Preferred Shares and applying the proceeds towards the issue of the relevant number of new Ordinary Shares. The holder or its nominees in whose names any certificate(s) for Ordinary Shares shall be issuable upon such conversion shall be deemed to be the holder(s) of record of such Ordinary Shares on the Conversion Date, notwithstanding that the share register of the Company shall then be closed or that the certificates representing such Ordinary Shares shall not then be actually delivered.

(f)	Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares solely for the purpose of effecting the conversion of the Preferred Shares such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Shares, and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, in addition to such other remedies as shall be available to the holder or holders of such Preferred Shares, the Company will take such corporate action as may, in the opinion of its legal counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes.

(g)	Adjustments to the Conversion Price of Preferred Shares.

(1)	Special Definitions. For purposes of this Section 1.1(g), the following definitions shall apply:

(i)	“Options” mean options, warrants or other rights to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities.

(ii)	“Convertible Securities” shall mean any evidences of indebtedness, shares (other than the Series A Preferred Shares, Series B Preferred Shares and Ordinary Shares) or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares.

(iii)	“Additional Ordinary Shares” shall mean all Ordinary Shares (including reissued shares) issued (or, pursuant to paragraph Section 1.1(g)(3), deemed to be issued) by the Company after the Series B Original Issue Date, other than:

(A)	Ordinary Shares issued upon conversion of the Preferred Shares authorized herein;

(B)	up to twelve million (12,000,000) Ordinary Shares (including any of such shares which are repurchased), options or restricted shares issued to officers, directors, employees and consultants of the Company pursuant to equity incentive plans approved by the Board and in accordance with Section 1.1(i), exercise of such options and vesting of restricted shares also not to be deemed “Additional Ordinary Shares”;

(C)	any Ordinary Shares issued as a dividend or distribution on Preferred Shares or any event for which adjustment is made pursuant to Section 1.1(g)(6) or (g)(7) hereof; and

(D)	pursuant to a Qualified Public Offering in connection with which all outstanding Preferred Shares shall have been converted into Ordinary Shares.

(2)	No Adjustment to Conversion Price. No adjustment in any Conversion Price shall be made in respect of the issuance of Additional Ordinary Shares unless the consideration per share for an Additional Ordinary Share issued or deemed to be issued by the Company is less than the applicable Conversion Price in effect on the date of and immediately prior to such issuance.

(3)	Deemed Issuance of Additional Ordinary Shares. In the event the Company at any time or from time to time after the Series B Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number that would result in an adjustment pursuant to clause (ii) below) of Ordinary Shares issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Ordinary Shares issued as of the time of such issuance or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Ordinary Shares shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 1.1(g)(5) hereof) of such Additional Ordinary Shares would be less than the Series A Conversion Price in effect on the date of and immediately prior to such issuance, or such record date, as the case may be, and provided further that in any such case in which Additional Ordinary Shares are deemed to be issued:

(i)	no further adjustment to any Conversion Price shall be made upon the subsequent issuance of Convertible Securities or Ordinary Shares upon the exercise of such options or conversion or exchange of such Convertible Securities;

(ii)	if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon their respective original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii)	upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon their respective original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration be recomputed as if:

(A)	in the case of Convertible Securities or Options for Ordinary Shares, the only Additional Ordinary Shares issued were Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issuance of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issuance of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(B)	in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issuance of such Options, and the consideration received by the Company for the Additional Ordinary Shares deemed to have been then issued was the consideration actually received by the Company for the issuance of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issuance of the Convertible Securities with respect to which such Options were actually exercised;

(iv)	no readjustment pursuant to paragraphs (ii) or (iii) above shall have the effect of increasing any Conversion Price to an amount which exceeds the lower of (I) such Conversion Price on the original adjustment date or (II) the Conversion Price that would have resulted from any issuance of Additional Ordinary Shares between the original adjustment date and such readjustment date; and

(v)	in the case of any Options which expire by their terms not more than thirty (30) days after the date of issuance thereof, no adjustment of a Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in paragraph (iii) above.

(4)	Issuance of Additional Ordinary Shares below Conversion Price. In the event that the Company shall issue any Additional Ordinary Shares (including those deemed to be issued pursuant to Section 1.1(g)(3)) at a subscription price per Ordinary Share (on an as-converted basis) (the “New Issue Price”) less than any Conversion Price (as adjusted from time to time) in effect on the date of and immediately prior to such issuance, such Conversion Price shall be reduced, concurrently with such issuance, to the New Issue Price.

(4)	Determination of Consideration. For purposes of this Section 1.1(g), the consideration received by the Company for the issuance of any Additional Ordinary Shares shall be computed as follows:

(i)	Cash and Property. Except as provided in paragraph (ii) below, such consideration shall:

(A)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest for accrued dividends;

(B)	insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issuance, as determined in good faith by the Board, including the affirmative vote of a CDH Director; provided, however, that no value shall be attributed to any services performed by any employee, officer or director of the Company; and

(C)	in the event Additional Ordinary Shares are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received with respect to such Additional Ordinary Shares, computed as provided in paragraphs (A) and (B) above, as determined in good faith by the Board, including the affirmative vote of a CDH Director.

(ii)	Options and Convertible Securities. The consideration per share received by the Company for Additional Ordinary Shares deemed to have been issued pursuant to Section 1.1(g)(3), relating to Options and Convertible Securities, shall be determined by dividing

(A)	the total amount, if any, received or receivable by the Company as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(B)	the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion exchange of such Convertible Securities.

(5)

Adjustments for Share Dividends, Subdivisions, Combinations or Consolidations of Ordinary Shares. In the event the outstanding Ordinary Shares shall be subdivided (by share dividend, share split, or otherwise), into a greater number of Ordinary Shares, each Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding Ordinary Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Ordinary Shares, each Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(6)	Adjustments for Other Distributions. In the event the Company at any time or from time to time makes, or files a record date for the determination of holders of Ordinary Shares entitled to receive any distribution payable in securities or assets of the Company other than Ordinary Shares, then and in each such event provision shall be made so that the holders of Preferred Shares shall receive upon conversion thereof, in addition to the number of Ordinary Shares receivable thereupon, the amount of securities or assets of the Company which they would have received had their Preferred Shares been converted into Ordinary Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustment called for during such period under this Section 1.1(g) with respect to the rights of the holders of the Preferred Shares.

(7)	Adjustments for Reclassification, Exchange and Substitution. If the Ordinary Shares issuable upon conversion of the Preferred Shares shall be changed into the same or a different number of shares of any other class or classes of shares, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then and in each such event the holder of each Preferred Share shall have the right thereafter to convert such Preferred Share into the class and number of shares and/or other securities and property receivable upon such reorganization or reclassification or other change by holders of the number of Ordinary Shares that would have been subject to receipt by the holders upon conversion of the Preferred Shares immediately before that change, all subject to further adjustment as provided herein.

(8)	Series B Conversion Price Adjustment upon Automatic Conversion. In the event that the Series B Preferred Shares are automatically converted to Ordinary Shares upon consummation by the Company of an IPO or on the three (3) year anniversary of the Series B Original Issue Date:

(i)

in the event that the triggering event is an IPO, the Series B Conversion Price shall automatically be adjusted for purposes of such conversion to (A) if such IPO is consummated prior to the one (1) year anniversary of the Series B Original Issue Date, a price per Ordinary Share that will result in the conversion of Series B Preferred Shares into such number of Ordinary Shares that is equal to the quotient of the Series B Investment Amount divided by the product of ninety percent (90%) multiplied by the IPO Price (as defined below); (B) if such IPO is consummated on or after the one (1) year anniversary of the Series B Original Issue Date but prior to the eighteen (18) month anniversary of the Series B Original Issue Date, a price per Ordinary Share that will result in the conversion of Series B Preferred Shares into such number of Ordinary Shares that is equal to the quotient of the Series B Investment Amount divided by the product of eighty five percent (85%) multiplied by the IPO Price; (C) if such IPO is consummated on or after the eighteen (18) month anniversary of the Series B Original Issue Date but prior to the twenty four (24) month anniversary of the Series B Original Issue Date, a price per Ordinary Share that will result in the conversion of Series B Preferred Shares into such number of Ordinary Shares that is equal to the quotient of the Series B Investment Amount divided by the product of eighty percent (80%) multiplied by the IPO Price; and (D) if such IPO is consummated on or after the twenty four (24) month anniversary of the Series B Original Issue Date, the lower of (1) a price per Ordinary Shares that will result in the conversion of Series B Preferred Shares into such number of Ordinary Shares that is equal to the quotient of the Series B Investment Amount divided by the product of eighty percent (80%) multiplied by the IPO Price and (2) a price per Ordinary Share that will result in the conversion of Series B Preferred Shares into such number of Ordinary Shares that represent a percentage of the fully-diluted share capital of the Company, such percentage being equal to the Series B Investment Amount divided by US$320,000,000. For the purposes of this Section 1.1(g)(9), “IPO Price” means the price per Ordinary Share as set forth in the final prospectus and the underwriting agreement for the IPO; and

(ii)	in the event that the triggering event is the failure of the Company to consummate an IPO prior to the three (3) year anniversary of the Series B Original Issue Date, the Series B Conversion Price shall automatically be adjusted for purposes of such conversion to a price per Ordinary Shares that will result in the conversion of Series B Preferred Shares into such number of Ordinary Shares that represent a percentage of the fully-diluted share capital of the Company, such percentage being equal to the Series B Investment Amount divided by US$320,000,000.

For the avoidance of doubt, the Series B Conversion Price shall initially be the Series B Issue Price.

(9)	Other Adjustments. If any event occurs as to which the other provisions of this Section 1.1(g) are not strictly applicable but the failure to make any adjustment would not fairly protect the anti-dilution rights set forth in this Section 1.1(g) in accordance with the essential intent and principles hereof, then, in each case, the Company will make appropriate adjustment in the Conversion Price or otherwise so as to protect the rights of the holders of Preferred Shares.

(10)	No Impairment. The Company will not, by the amendment of its Memorandum and Articles or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of Section 1.1(g) and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Shares against impairment.

(11)

Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the conversion price pursuant to Section 1.1(g), the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Shares a certificate setting forth such adjustment or readjustment and showing in details the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preferred Shares, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the conversion price at the time in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred Shares.

(12)	Reorganization, Reclassification. In case of any merger or consolidation of the Company (other than a transaction in which the holders of Preferred Shares treat as a Sale Transaction) or any capital reorganization, reclassification or other change of outstanding Ordinary Shares (other than a change in par value, or from par value to no par value, or from no par value to par value) (each, a “Transaction”), the Company shall execute and deliver to each holder of Preferred Shares at least ten (10) Business Days prior to effecting such Transaction a certificate, signed by the Chief Executive Officer of the Company, stating that the holder of each Preferred Share shall have the right to receive in such Transaction, in exchange for each Preferred Share, a security identical to (and not less favorable than) the Preferred Shares, and provision shall be made therefor in the agreement, if any, relating to such Transaction. Any certificate delivered pursuant to this Section 1.1(g)(13) shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 1.1(g). The provisions of this Section 1.1(g)(13) and any equivalent thereof in any such certificate similarly shall apply to successive transactions.

(13)	Miscellaneous.

(i)	All calculations under this Section 1.1(g) shall be made to the nearest one thousandth (1/1000) of a cent or to the nearest one hundredth (1/100) of a share, as the case may be.

(ii)	The holders of at least a majority of the Series A Preferred Shares or of at least seventy five percent (75%) of the Series B Preferred Shares shall have the right to challenge any determination by the Board of fair value pursuant to this Section 1.1(g), in which case such determination of fair value shall be made by an independent appraiser selected jointly by the Board and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging party.

(iii)	No adjustment in any Conversion Price need be made if such adjustment would result in a change in the Conversion Price of less than US$0.01. Any adjustment of less than US$0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of US$0.01 or more in the Conversion Price.

(f)	Voting Rights. Each Preferred Share shall carry a number of votes equal to the number of Ordinary Shares then issuable upon its conversion into Ordinary Shares at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. The Preferred Shares shall generally vote together with the Ordinary Shares and not as a separate class, except as provided in paragraph (i) below or as expressly provided in the Memorandum and in the Articles.

(g)	Protective Provisions.

(1)	In addition to such other limitations as may be provided herein, in the Act and/or in the Articles of the Company, the following acts of the Company shall require the affirmative vote of the CDH Directors and the Founder Directors (the term “Company” means, in each case, the Company itself and shall apply mutatis mutandis to each of the Group Companies); provided that, nothing herein shall be deemed to limit, or require the consent of any Founder Director in connection with, the redemption, conversion, liquidation, Performance Based Valuation Adjustment clause set forth in Section 5.7 of the Series A Preferred Shares Purchase Agreement or other rights and preferences of any Preferred Shares:

(a)	any action to authorize, issue or create (or reclassify any outstanding shares into) any Ordinary Share Equivalents;

(b)	the sale of all or substantially all of the tangible and intangible assets of the Company or the consolidation, merger or other business combination of the Company with or into any other business entity pursuant to which shareholders of the Company prior to such consolidation, merger or other business combination hold less than a majority of the voting power of the surviving or resulting entity;

(c)	the sale, lease, transfer or other disposition of material assets or business of the Company, except ordinary course of business or inter-group transfers of assets between wholly-owned subsidiaries of the Company;

(d)	any repurchase, redemption, or other acquisition of any equity securities of the Company, other than repurchases from employees upon termination of employment;

(e)	any material change to or expansion of the Business Scope of the Company. “Business Scope” herein shall mean (A) with respect to the PRC Companies, ,the development and operation of TV-based air transit media network, development and operation of other media and advertising space at air transits and provision of technology support and consultancy services; and (B) with respect to the Company, the holding, management and disposition of the equity interest in its operating subsidiaries;

(f)	any non-ordinary course transactions or transactions outside the business scope of the Company;

(g)	any change to the Company’s dividend policy or any declaration or payment of dividends or other distributions to shareholders;

(h)	any purchase, acquisition or other investment by the Company in the equity securities of, or any securities convertible into equity securities of, any other Person, or the establishment of any joint venture or partnership or injection of capital therein;

(i)	the adoption or amendment of any equity incentive plan;

(j)	any transaction involving the Company, on the one hand, and a shareholder of the Company or any of the Company’s key employees, officers, directors or shareholders or any Affiliate or relative of a shareholder or any of its officers, directors or shareholders, on the other hand;

(k)	the appointment or change of auditors and any change to the accounting policies and procedures of the Company;

(l)	the appointment or dismissal of the executive officers of the Company, including but not limited to the Chief Executive Officer, the Chief Financial Officer and the Chief Operating Officer;

(m)	any change to the compensation, benefits and incentive schemes of the management, or any purchase of automobiles or accommodations for any management;

(n)	approval of the Company’s business plan and annual budget;

(o)	the incurrence of any loan or indebtedness (including off-balance-sheet items) in excess of RMB5,000,000 in any fiscal year or creation of any pledge, collateral, encumbrances or security interests on the assets of the Company;

(p)	the provision of any guarantee or indemnity to any third party in connection with any borrowing;

(q)	entering into or amending any material contract other than in the ordinary course of business;

(r)	incurrence of any capital expenditures in excess of RMB2,500,000 individually or in the aggregate in any fiscal year;

(s)	incurrence of any non-budgeted and non-operating expense in excess of RMB500,000 individually or in the aggregate in any fiscal year;

(t)	approval for or amendment to the employment agreement or the benefit plans with respect to the executive officers of the Company, including, without limitation, the Chief Executive Officer, the Chief Financial Officer, the Chief Sales Officer and the Chief Operating Officer and any other employee whose annual salary exceeds RMB500,000;

(u)	any change to the authorized signatories of any bank account of the Company;

(v)	the commencement or settlement of any litigation where the amount in controversy exceeds US$1,000,000;

(w)	any decision on matters relating to any public offering of the Company’s shares including without limitation the valuation, timing and choice of stock exchange for such public offering; and

(x)	any transfer or allocation of the Company’s shares among the shareholders of the Company pursuant to any contractual arrangement among them.

For the purpose of this Section 1.1(h)(1), any reference to a sum of monies shall include monies incurred/involved in a single transaction as well as the aggregate of all sums of monies incurred/involved in a series of transactions of the same or substantially the same nature.

(2)	Without limitation of the foregoing and subject to applicable laws and regulations of the People’s Republic of China, any acts of the Company approving the following acts by each of the PRC Companies shall in each case require the affirmative vote of the CDH Directors:

(a)	any amendment to such PRC Company’s Articles of Association, its joint venture contract, or other charter document;

(b)	the liquidation, termination or dissolution of such PRC Company;

(c)	any change to the registered capital of such PRC Company or transfer of any equity interest or joint venture interest in such PRC Company;

(d)	the sale, lease, transfer or other disposition of all or substantially all of the assets of such PRC Company or any merger or consolidation of such PRC Company with or into any other business entity; and

(e)	the issuance of any equity securities or equity-like securities of such PRC Company.

(3)	In addition to such other limitations as may be provided herein, in the Statute and/or in the Articles of the Company, the following acts of the Company shall require the affirmative vote of the holders of at least seventy five percent (75%) of the then outstanding Series B Preferred Shares:

(a)	any Sale Transaction, or the sale, lease or other disposition of substantially all of the assets of the Company or of any Group Company;

(b)	any declaration or payment of dividends or other distributions to shareholders that are not paid on a pro rata basis based on each shareholder’s respective shareholdings in the Company (calculated on an as-converted basis); and

(c)	the issuance of any New Securities at a price below the Series B Issue Price.

(h)	Right of Participation.

(1)

General. Each Investor Shareholder and each assignee to which rights under this Section 1.1(j) have been duly assigned in accordance with Section 5 of the Shareholders’ Agreement (such Investor Shareholder and each such assignee being hereinafter referred to as a “Participation Rights Holder”) shall have the right of first refusal to purchase such Participation Rights Holder’s Pro Rata Share (as defined below), of all New Securities (as defined in Section 3.3) that the Company may from time to time issue after the date of this Agreement (the

“Right of Participation”).

(2)	Pro Rata Share. A Participation Rights Holder’s “Pro Rata Share” for purposes of the Right of Participation is the ratio of (a) the number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by such Participation Rights Holder to (b) the total number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) then outstanding (immediately prior to the issuance of New Securities giving rise to the Right of Participation).

(3)	New Securities. “New Securities” shall mean any Ordinary Share Equivalents, whether now authorized or not, provided, however, that the term “New Securities” shall not include:

(a)	any securities issued in connection with any share split, share dividend or other similar event in which all Participation Rights Holders are entitled to participate on a pro rata basis;

(b)	any Ordinary Shares issuable upon conversion of the Preferred Shares;

(c)	any securities issued upon the exercise, conversion or exchange of any outstanding security if such outstanding security constituted a New Security;

(d)	any securities issued pursuant to a Qualified Public Offering; or

(e)	any Ordinary Shares (and/or options or warrants or restricted shares therefore) issued to employees, officers, directors, contractors, advisors or consultants of the Company pursuant to employee equity incentive plans approved by the Board (subject to the requirements of Section 1.1(i)).

(4)	Procedures.

(a)

First Participation Notice. In the event that the Company proposes to undertake an issuance of New Securities (in a single transaction or a series of related transactions), it shall give to each Participation Rights Holder written notice of its intention to issue New Securities (the “First Participation Notice”), describing the amount and the type of New Securities and the price and the general terms upon which the Company proposes to issue such New Securities. Each Participation Rights Holder shall have twenty (20) business days from the date of receipt of any such First Participation Notice to agree in writing to purchase such Participation Rights Holder’s Pro Rata Share of such New Securities for the price and upon the terms and conditions specified in the First Participation Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Participation Rights Holder’s Pro Rata Share). If any Participation Rights Holder fails to so agree in writing within such twenty (20) business day period to purchase such Participation Rights Holder’s full Pro Rata Share of an offering of New Securities, then such Participation Rights Holder shall forfeit the right hereunder to purchase that part of its

Pro Rata Share of such New Securities that it did not agree to purchase, provided however that if any Participation Rights Holder fails to give the above required notice solely because of the Company’s failure to comply with the notice provision of this Section 1.1(j)(4), then the Company shall not effect the proposed issuance.

(b)	Second Participation Notice; Oversubscription. If any Participation Rights Holder fails to exercise its Right of Participation in accordance with subsection (a) above, the Company shall promptly give notice (the “Second Participation Notice”) to other Participation Rights Holders who exercised their Right of Participation (the “Right Participants”) in accordance with subsection (a) above. Each Right Participant shall have ten (10) business days from the date of the Second Participation Notice (the “Second Participation Period”) to notify the Company of its desire to purchase more than its Pro Rata Share of the New Securities, stating the number of the additional New Securities it proposes to buy (the “Additional Number”). Such notice may be made by telephone followed by written confirmation within two (2) business days. If, as a result thereof, such oversubscription exceeds the total number of the remaining New Securities available for purchase, each oversubscribing Right Participant will be cut back by the Company with respect to its oversubscription to that number of remaining New Securities equal to the lesser of (x) the Additional Number and (y) the product obtained by multiplying (i) the number of the remaining New Securities available for subscription by (ii) a fraction the numerator of which is the number of Ordinary Shares (calculated on an as-converted basis) held by such oversubscribing Right Participant and the denominator of which is the total number of Ordinary Shares (calculated on an as-converted basis) held by all the oversubscribing Right Participants. Each Right Participant shall be obligated to buy such number of New Securities as determined by the Company pursuant to this Section 1.1(j)(4) and the Company shall so notify the Right Participants within twenty (20) business days following the date of the Second Participation Notice.

(5)	Failure to Exercise. Upon the expiration of the Second Participation Period, or in the event no Participation Rights Holder exercises the Right of Participation within twenty (20) business days of the First Participation Notice, the Company shall have ninety (90) days thereafter to sell the New Securities described in the First Participation Notice (with respect to which the Right of Participation hereunder were not exercised) at the same or higher price and upon non-price terms not materially more favorable to the purchasers thereof than specified in the First Participation Notice. In the event that the Company has not issued and sold such New Securities within such ninety (90) day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Participation Rights Holders pursuant to this Section 1.1(j).

(6)

Termination. The Right of Participation for each Participation Rights Holder shall not terminate so long as such Participation Rights Holder or its Affiliates hold any Ordinary Share Equivalents; provided, however, that the Right of Participation shall terminate upon the earlier of a Qualified Public Offering and a

Qualified Trade Sale.

1.2	ORDINARY SHARES

All Ordinary Shares shall:

(a)	have one vote each; and

(b)	constitute Junior Stock.

1.3	REDEMPTION

(a)	The Series A Preferred Shares shall be redeemed wholly or in part from time to time at the election of holders of Series A Preferred Shares holding a majority of all then outstanding Series A Preferred Shares (the “Series A Majority Holders”) on or after February 27, 2010 (the “Redemption Start Date”). Any such redemption of the Series A Preferred Shares shall be undertaken at a redemption price per Series A Preferred Share equal to an amount paid in United States dollars, after any applicable taxes and expenses arising from the exercise of the redemption right and payment therefore, sufficient to yield a 12% annualized effective cash on cash internal rate of return (in United States dollar terms) as calculated by CDH, with respect to the Series A Issue Price, computed from September 22, 2005 until the date that the redemption payment has been paid in full, plus any declared but unpaid dividends thereon (the “Series A Redemption Price”).

(b)	The Series B Preferred Shares shall be redeemed wholly or in part from time to time at the election of holders of Series B Preferred Shares holding at lease twenty five percent (25%) of all then outstanding Series B Preferred Shares (the “Series B Redemption Holders”) on or after the Redemption Start Date. Any such redemption of the Series B Preferred Shares shall be undertaken at a redemption price per Series B Preferred Share equal to an amount paid in United States dollars, after any applicable taxes and expenses arising from the exercise of the redemption right and payment therefore, sufficient to yield a 12% annualized effective cash on cash internal rate of return (in United States dollar terms) as calculated by the Series B Redemption Holders, with respect to the Series B Issue Price, computed from the Series B Original Issue Date until the date that the redemption payment has been paid in full, plus any declared but unpaid dividends thereon (the “Series B Redemption Price”).

(c)

A notice of redemption (the “Redemption Notice”) by the Series A Majority Holders or Series B Redemption Holders shall be given by hand or by mail to the office of the Company where the register of members of the Company is maintained at any time on or after the date falling thirty (30) days before the Redemption Start Date, stating a date on or after the Redemption Start Date on which any or all applicable Preferred Shares are to be redeemed (a “Redemption Date”) and the applicable Redemption Price, provided, however, that the Redemption Date shall be no earlier than the Redemption Start Date or the date falling thirty (30) days after such notice of redemption is given, whichever is later. Upon receipt of any such request, the Company shall promptly give written notice of the redemption to each non-requesting holder of record of Series A Preferred Shares and non-requesting holder of record of Series B Preferred Shares, as the case may be, stating the existence of such redemption, the Redemption Price, the Redemption Date and the mechanics of redemption. Each such other holder of Series A Preferred Shares and Series B Preferred Shares, as the case may be, shall have the right to participate in the redemption and require the Company to redeem up to all of the Series A Preferred Shares or Series B Preferred Shares, as the case may be, held by such holder at the Redemption Price and on the same Redemption Date, together with the Preferred Shares of the initiating holder to be redeemed, by written notice to the Company within fifteen (15) days following the date of the Redemption Notice indicating its election to participate in the redemption, the number of its Preferred Shares to be redeemed and the applicable Redemption Price with respect to such holder’s Preferred Shares. In the event that any holder of Preferred Shares shall not have participated in the redemption in accordance with the preceding sentence, such holder of Preferred Shares shall nevertheless have the right to require the Company to redeem up to all of the Preferred Shares held by it by initiating or participating in a subsequent redemption pursuant to this Section 1.3. The provisions of this Section 1.3 shall be interpreted and applied in a manner to allow any holder of Preferred Shares to redeem its Preferred Shares simultaneously with any initiating holder under this Section 1.3

(d)	If on the Redemption Date, the number of Preferred Shares that may then be legally redeemed by the Company is less than the number of all Preferred Shares to be redeemed, then (i) the number of Preferred Shares then redeemed shall be based ratably on all Preferred Shares held by all redeeming holders, and (ii) the remaining Preferred Shares to be redeemed shall be carried forward and redeemed in preference to any other class of shares as soon as the Company has legally available funds to do so. The Company and the Holders of Ordinary Shares shall use all efforts and take all steps necessary and advisable to make funds available for redemption, which steps shall include, without limitation, (i) (A) applying all distributable profits to the payment of the Redemption Price, and (B) procuring each of the Group Companies to distribute dividends in an aggregate amount equal to the lesser of (A) its accumulated audited net income determined in accordance with US GAAP excluding non-cash share-based compensation and amortization of acquired intangible assets resulting from acquisitions for “offshore companies” and its accumulated audited net income determined in accordance with PRC GAAP for PRC Companies and (B) the maximum dividends legally permitted under the laws of the PRC or other applicable laws and regulations and (ii) continuing to cause PRC Holdco to declare and pay dividends equal to the lower of (1) 60% of all future net profits and (2) the maximum dividends allowed under applicable laws and regulations. At any time thereafter when additional funds of the Company or any other Group Company become legally available for the payment of the remaining balance of the Redemption Price, such funds shall be applied as soon as practicable to the payment of such remaining balance of the Redemption Price or such portion thereof for which the funds are available. If the Company fails to redeem any Preferred Shares for which redemption is required, then during the period from the Redemption Date through the date on which such Preferred Shares are actually redeemed in full, such Preferred Shares shall continue to be entitled to all rights and preferences of such Preferred Shares.

(e)

Before any holder of Preferred Shares shall be entitled to receive the relevant Redemption Price under the provisions of this Section 1.3, such holder shall surrender its certificate or certificates representing such Preferred Shares to be redeemed to the Company in the manner and at the place designated by the Company for that purpose, and thereupon the applicable Redemption Price shall be payable to the order of the person whose name appears on such certificate or certificates as the owner of such shares and each such certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed as provided in Section 1.3(c) above, a new certificate shall be promptly issued representing the unredeemed Preferred Shares.

(f)	If the Company fails (for whatever reason) to redeem any Preferred Share on its due date for redemption then, as from such date until the date on which the same are redeemed the Company shall not declare or pay any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution.

2	TRANSFER RESTRICTIONS

2.1	Prohibited Transfers.

(a)	Except in accordance with this Section 2, no Holder of Ordinary Shares shall, without the prior written consent of the holders of at least a majority in interest of all of the equity securities of the Company held by all CDH Shareholders and at least seventy five percent (75%) of all of the equity securities of the Company held by all Series B Shareholders, directly or indirectly, sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose (each, a “Transfer”) through one or a series of transactions any Ordinary Share Equivalents now held by such Holder of Ordinary Shares to any Person at any time prior to a Qualified Public Offering; provided that any such Transfer by any Holder of Ordinary Shares approved by the Investor Shareholders in accordance herewith shall nevertheless be subject to the right of first refusal and co-sale rights of the Investor Shareholders under Sections 2.3 and 2.4 below.

(b)	Any attempt by any Holder of Ordinary Shares to Transfer, directly, or indirectly, Ordinary Share Equivalents in violation of this Section 2 shall be null and void ab initio and the Company agrees it will not effect or recognize any such Transfer nor will it treat any alleged transferee as the holder of such Ordinary Share Equivalents.

(c)	Notwithstanding anything to the contrary, the right of first refusal and co-sale rights of the Investor Shareholders under Sections 2.3 and 2.4 below shall not apply to any transfer to the parents, children or spouse, or to trusts for the benefit of such persons, of any Holder of Ordinary Shares who is an individual for bona fide estate planning purposes (each a “Permitted Transferee”); provided that adequate documentation therefor is provided to the Investor Shareholders and that any such Permitted Transferee signs a Deed of Adherence in accordance with Section 4.9 of the Shareholders’ Agreement agreeing to be subject to and bound by the obligations of a Holder of Ordinary Shares under the Shareholders’ Agreement; and provided further, that such transferor shall remain liable for any breach by such Permitted Transferee of any provision hereunder.

(d)

Notwithstanding anything to the contrary, the right of first offer of the Holders of Ordinary Shares under Section 2.5 below shall not apply to any Transfer by an Investor Shareholder to any of its Affiliates (including, in the case of a CDH Shareholder, any Transfer to Cephei Absolute Return Fund Ltd) (each an “Investor Permitted Transferee”); provided that such Investor Permitted Transferee signs a Deed of Adherence agreeing to be subject to and bound by the obligations of the Investor Shareholder under this Agreement; and provided further that, the exemption to the right of first offer of the Holders of Ordinary Shares under this Section 2.1(d) shall not apply to a Transfer by an Investor Shareholder to its Affiliate if such Affiliate engages in a business that, as reasonably determined by the Board, is similar to the Business Scope of the Company and whose primary business is in the PRC (an “Affiliated Competitor”).

2.2	Sale by Holder of Ordinary Shares; Notice of Sale. Subject to Section 2.6, if a Holder of Ordinary Shares (the “Selling Shareholder”) proposes to, directly or indirectly, Transfer any Ordinary Share Equivalents, then the Selling Shareholder shall promptly give written notice (the “Transfer Notice”) to each Investor Shareholder prior to such Transfer. The Notice shall describe in reasonable detail the proposed Transfer including, without limitation, the number of Ordinary Share Equivalents to be, directly or indirectly, Transferred (the “Offered Shares”), the nature of such sale or transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee.

2.3	Right of First Refusal.

(a)	Investor Shareholders’ Option. Each Investor Shareholder shall have the right, exercisable upon written notice to the Selling Shareholder and the Company, within thirty (30) days after receipt of the Transfer Notice (the “First Refusal Period”), to elect to purchase all or any part of its pro rata share of the Offered Shares equivalent to the product obtained by multiplying the aggregate number of the Offered Shares by a fraction, the numerator of which is the number of Ordinary Shares (calculated on an as-converted basis) held by such Investor Shareholder at the time of the transaction and the denominator of which is the total number of Ordinary Shares (calculated on an as-converted basis) owned by all participating Investor Shareholders at the time of the transaction, at the same price and subject to the same material terms and conditions as described in the Transfer Notice, provided, however, that if the Selling Shareholder is proposing to transfer Ordinary Shares to any other Holder of Ordinary Shares, then any non-selling Holder of Ordinary Shares shall have a pro rata right of first refusal together with such Investor Shareholder. To the extent that any Investor Shareholder does not exercise its right of first refusal to the full extent of its pro rata share of the Offered Shares, the Selling Shareholder and the participating Investor Shareholders shall, within ten (10) days after the end of the First Refusal Period, make such adjustments to each exercising Investor Shareholder’s pro rata share of the Offered Shares so that any remaining Offered Shares may be allocated to those Investor Shareholders exercising their rights of first refusal on a pro rata basis.

(b)	Action Required. Any Investor Shareholder shall not have a right to purchase any of the Offered Shares unless it exercises its right of first refusal within the First Refusal Period to purchase up to all of its pro rata share of the Offered Shares.

(c)	Expiration Notice. Within ten (10) days after expiration of the First Refusal Period the Company shall give written notice to the Selling Shareholder specifying either (i) that all of the Offered Shares was subscribed by the Investor Shareholders exercising their rights of first refusal or (ii) that the Investor Shareholders have not subscribed all of the Offered Shares in which case the First Refusal Expiration Notice will specify the pro-rata portion of the remaining Offered Shares for the purpose of their co-sale rights described in Section 2.4 below.

(d)	Purchase Price. The purchase price for the Offered Shares to be purchased by the Investor Shareholders exercising their right of first refusal will be the price set forth in the Transfer Notice, but will be payable as set forth in this Section 2.3(d). If the purchase price in the Transfer Notice includes consideration other than cash, the cash equivalent value of the non-cash consideration will be determined by the Board in good faith, which determination will be binding upon the Company, the Investor Shareholders, and the Selling Shareholder, absent fraud or error.

(e)	Payment. Payment of the purchase price for the Offered Shares purchased by the Investor Shareholders shall be made within fourteen (14) days following the date of the First Refusal Expiration Notice. Payment of the purchase price will be made by wire transfer or check as directed by the Selling Shareholder.

(f)	Rights of a Selling Shareholder. If any Investor Shareholder exercises its right of first refusal to purchase the Offered Shares, then, upon the date the notice of such exercise is given by such Investor Shareholder, the Selling Shareholder will have no further rights as a holder of such Offered Shares except the right to receive payment for such Offered Shares from such Investor Shareholder in accordance with the terms of this Agreement, and the Selling Shareholder will forthwith cause all certificate(s) evidencing such Offered Shares to be surrendered to the Company for transfer to such Investor Shareholder.

(g)	Application of Co-Sale Rights. If the Investor Shareholders have not elected to purchase all of the Offered Shares, then the sale of the remaining Offered Shares will become subject to the co-sale rights set forth in Section 2.4 below.

2.4	Co-Sale Rights. To the extent that the Investor Shareholders have not exercised their right of first refusal with respect to all the Offered Shares, each Investor Shareholder who has not exercised its right of first refusal as provided in Section 2.3 shall have the right, exercisable upon written notice to the Selling Shareholder and the Company to participate in such sale of the Ordinary Share Equivalents on the same terms and conditions.

(a)

Co-Sale Option. Each Investor Shareholder entitled to co-sale rights hereunder will have the right, exercisable upon written notice to the Selling Shareholder and the Company, within thirty (30) days after receipt of the First Refusal Expiration Notice (the “Co-Sale Period”), to elect to participate in such sale of the Offered Shares on the same terms and conditions as specified in the Transfer Notice. To the extent that a Investor Shareholder exercises such right of participation in accordance with the terms and conditions set forth hereinafter, the number of Ordinary Share Equivalents that the Selling Shareholder may sell in the Transfer shall be correspondingly reduced. Each Investor Shareholder may sell all or any part of its pro rata share of Offered Shares (the “Co-Sale Shares”) equivalent to the product obtained by multiplying the aggregate number of the Offered Shares (on an as converted basis) covered by the First Refusal Expiration Notice by a fraction, the numerator of which is the number of Ordinary Shares (calculated on a as-converted basis) held by such participating Investor Shareholder at the time of the transaction and the denominator of which is the aggregate number of Ordinary Shares (calculated on a as-converted basis) owned by the Selling Shareholder and all Investor Shareholders entitled to co-sale rights hereunder at the time of the transaction. To the extent that any Investor Shareholder does not participate in the sale to the full extent of its pro rata portion of the Offered Shares, the Selling Shareholder and the participating Investor Shareholders shall, within ten (10) days after the end of the Co-Sale Period, make such adjustments to the pro rata portion of each participating Investor Shareholder so that any remaining Offered Shares may be allocated to other participating Investor Shareholders on a pro rata basis.

(b)	Transferred Shares. Each participating Investor Shareholder shall effect its participation in the sale by promptly delivering to the Selling Shareholder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent:

(i)	the number of Ordinary Shares which such Investor Shareholder elects to sell;

(ii)	that number of any class of Preferred Shares which is at such time convertible into the number of Ordinary Shares that such Investor Shareholder elects to sell; and the Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser; or

(iii)	a combination of the above.

(c)	Payment to Investor Shareholders. The share certificate or certificates that any participating Investor Shareholder delivers to the Selling Shareholder pursuant to Section 2.4(b) shall be transferred to the prospective purchaser in consummation of the sale of the Offered Shares and Co-Sale Shares pursuant to the terms and conditions specified in the Transfer Notice, and the Selling Shareholder shall concurrently therewith remit to such Investor Shareholder that portion of the sale proceeds to which such Investor Shareholder is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase any Co-Sale Shares from any Investor Shareholder exercising its co-sale right hereunder, the Selling Shareholder shall not sell to such prospective purchaser or purchasers any Offered Shares unless and until, simultaneously with such sale, the Selling Shareholder shall purchase such Co-Sale Shares from such Investor Shareholder.

(d)	Right to Transfer. To the extent the Investor Shareholders do not elect to purchase, or to participate in the sale of, the Offered Shares subject to the Transfer Notice, the Selling Shareholder may, not later than ninety (90) days following delivery to the Company and each of the Investor Shareholders of the Transfer Notice, conclude a Transfer of the Offered Shares covered by the Transfer Notice and not elected to be purchased by the Investor Shareholders on terms and conditions not materially different from those described in the Transfer Notice. Any proposed Transfer on terms and conditions materially different from those described in the Transfer Notice, as well as any subsequent proposed Transfer of any Ordinary Share Equivalents Shares by the Selling Shareholder, shall again be subject to the right of first refusal and the co-sale rights of the Investor Shareholders and shall require compliance by the Selling Shareholder with the procedures described in Section 4.3 and Section 2.4 of this Agreement.

2.5	Holders of Ordinary Shares’ Right of First Offer. If a Investor Shareholder proposes to, directly or indirectly, Transfer any Ordinary Share Equivalents to (i) an Affiliated Competitor or (ii) any Person other than an Investor Permitted Transferee, the Investor Shareholder shall promptly give written notice (the “Investor Transfer Notice”) to each Holder of Ordinary Shares prior to such Transfer. The Investor Transfer Notice shall describe in reasonable detail the proposed Transfer including, without limitation, the number of Ordinary Share Equivalents to be, directly or indirectly, Transferred (the “Investor Offered Shares”), the nature of such sale or transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee. Each Holder of Ordinary Shares shall, subject to Section 2(c) of Appendix 1 attached to the Shareholders’ Agreement, have the right, exercisable upon written notice (the “Purchase Notice”) to the selling Investor Shareholder and the Company, within thirty (30) days after receipt of the Investor Transfer Notice, to elect to purchase or otherwise acquire all, or any part of his pro rata share, of the Investor Offered Shares, at the price and on the terms specified in the Investor Transfer Notice. To the extent any Holder of Ordinary Shares does not exercise his right of first offer to the full extent of his pro rata share of the Investor Offered Shares, the exercising Holders of Ordinary Shares may make such adjustments to their pro rata share of the Investor Offered Shares so that any remaining Investor Offered Shares may be allocated to those Holders of Ordinary Shares exercising their right of first offer on a pro rata basis. The Payment of the purchase price for the Investor Offered Shares shall be made by the exercising Holder of Ordinary Shares, by wire transfer or check as directed by the selling Investor Shareholder, within sixty (60) days of the Purchase Notice. If, however, no Purchaser Notice is issued within thirty (30) days of the Investor Transfer Notice, or not all Investor Offered Shares are elected to be purchased or acquired, or the payment for any portion of the Investor Offered Shares so elected is not made in full within sixty (60) days of the Purchaser Notice, the selling Investor Shareholder shall have the right to offer and sell the Investor Offered Shares, or any remaining portion thereof, or any portion that has been elected to be purchased but the payment thereof is not made during such sixty (60) day period, as the case may be, to those Persons specified in the Investor Transfer Notice at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Investor Transfer Notice, provided that such Persons shall enter a Deed of Adherence to be bound by this Agreement.

2.6	Limitation on Transfers by Holders of Ordinary Shares. Notwithstanding any other provision of this Section 2, no Holder of Ordinary Shares may Transfer any Ordinary Share Equivalents if following such Transfer, the Holders of Ordinary Shares will collectively hold less Ordinary Shares (on an as converted basis) than the Investor Shareholders. The restriction on transfer set forth in this Section 2.6 shall terminate at such time that no Investor Shareholder holds any Ordinary Share Equivalents.

2.7	Restriction on Indirect Transfers. As an amplification and not limitation of the restrictions on transfer under this Section 2, without the prior written consent of the holders of at least a majority in interest of all of the equity securities of the Company held by all CDH Shareholders and at least seventy five percent (75%) of all of the equity securities of the Company held by all Series B Shareholders:

i.

Each of the Holders of Ordinary Shares shall not directly or indirectly, Transfer any equity interest held, directly or indirectly, by him/her in any entity which is a direct shareholder in the Company (an “Existing Shareholder Entity”) to any Person. Any Transfer in violation of this Section

2.7(a) shall be null and void ab initio and each Existing Shareholder Entity hereby agrees it will not effect or recognize such a Transfer nor will it treat any alleged transferee as the holder of such equity interest without the prior written consent of the Investor Shareholders.

ii.	Each Existing Shareholder Entity shall not, and each of the Holders of Ordinary Shares shall not cause or permit any Existing Shareholder Entity to, issue to any Person any shares of such Existing Shareholder Entity or any options for, or any other securities exchangeable for or convertible into, such shares of such Existing Shareholder Entity.

iii.	None of the Holders of Ordinary Shares shall, nor shall any of them cause or permit any other Person to, directly or indirectly, Transfer any equity interest held or controlled by it in any of the Group Companies to any Person. Any Transfer in violation of this Section 2.7(c) shall be null and void ab initio and each of the Group Companies hereby agrees it will not effect such a Transfer nor will it treat any alleged transferee as the holder of such equity interest without the prior written consent of the Investor Shareholders.

iv.	None of the Group Companies shall issue to any Person any New Securities without the prior written consent of the Investor Shareholders.

2.8	Legend.

(a)	Each certificate representing Ordinary Share Equivalents now or hereafter owned by a Holder of Ordinary Shares or issued to any Person in connection with a Transfer in compliance with this Section 2 shall be endorsed with the following legend:

“THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A SHAREHOLDERS’ AGREEMENT OF AIRMEDIA GROUP INC. (THE “COMPANY”), DATED JUNE 7, 2007 BY AND AMONG THE COMPANY, ITS SHAREHOLDERS AND THE OTHER PARTIES NAMED THEREIN.”

(b)	Each Holder of Ordinary Shares agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 2.8(a) above to enforce the provisions of this Agreement and the Company agrees to promptly do so. The legend shall be removed upon termination of the provisions of this Section 2.